Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-156655, 333-161470) on Form S-3 and (Nos. 333-61733, 333-38946, 333-151849, 333-56722, 333-125331, 333-153171, 333-125332) on Form S-8 of The Home Depot, Inc. of our reports dated March 24, 2011, with respect to the Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of January 30, 2011 and January 31, 2010, and the related Consolidated Statements of Earnings, Stockholders’ Equity and Comprehensive Income, and Cash Flows for each of the fiscal years in the three-year period ended January 30, 2011, and the effectiveness of internal control over financial reporting as of January 30, 2011, which reports appear in the January 30, 2011 annual report on Form 10-K of The Home Depot, Inc.

/s/ KPMG LLP

Atlanta, Georgia

March 24, 2011